Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 of our report dated February 18, 2011, except for Note 26, for which the date is September 29, 2011, relating to the consolidated financial statements of CleanTech Innovations, Inc. and its subsidiaries for the years ended December 31, 2010 and 2009, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Goldman Kurland and Mohidin, LLP
Encino, California
September 29, 2011